EXHIBIT 10.31
SECOND AMENDMENT AND TEMPORARY WAIVER AGREEMENT
     THIS SECOND AMENDMENT AND TEMPORARY WAIVER AGREEMENT (this “Second Amendment”) is made and entered into as of February 12, 2008 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, “ACG”), AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company (together with any permitted successors and assigns, “ACG Finance” and, together with ACG, the “ACG Parties”), the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).
RECITALS
      1. ACG Finance, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of September 26, 2006, as amended by that certain Omnibus Amendment of Loan Documents, dated as of June 13, 2007 (the “Omnibus Amendment”) and as further amended by that Amendment and Temporary Waiver Agreement, dated as of November 14, 2007 (the “First Amendment”) (as amended prior to the date hereof, the “Existing Credit Agreement”); ACG Finance, ACG, in its capacity as servicer (in such capacity, the “Servicer”) and the Administrative Agent are parties to that certain Servicing Agreement, dated as of September 26, 2006, as amended by that certain First Amendment to Servicing Agreement, dated as of March 30, 2007, as further amended by the Omnibus Amendment, as further amended by that certain letter amendment dated July 3, 2007, and as further amended by the First Amendment (as amended prior to the date hereof, the “Existing Servicing Agreement” ); and ACG Finance and ACG are parties to that certain Contribution and Sale Agreement, dated as of September 26, 2006 (the “Existing Contribution Agreement”).
     2. The ACG Parties have been unable to satisfy the requirements of (i) Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 5.3 of the Existing Servicing Agreement, with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007 (collectively with any Default existing as a result of the ACG Parties’ acknowledgements set forth in Section 2.1(c) of the First Amendment or in Section 2.1(c) of this Second Amendment, the “Existing Defaults”). Subject to the terms and conditions of the First Amendment, the Lenders agreed to waive the Existing Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Original Waiver Period”).
     3. The ACG Parties have requested that the Lenders (i) extend the Original Waiver Period with respect to the Existing Defaults through and including March 13, 2008, and (ii) continue to make available to ACG Finance the Loans.
     4. The Lenders are willing to extend the Original Waiver Period and continue to make available the Loans to ACG Finance, based upon and subject to the terms and conditions specified in this Second Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Second Amendment have the following meanings:
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Amended Servicing Agreement” means the Existing Servicing Agreement as amended hereby.
     “Second Amendment Effective Date” shall mean, in accordance with Article V of this Second Amendment, the date upon which the ACG Parties satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) each of the conditions set forth in Article V of this Second Amendment.
     “Second Amendment Fee Letter” means the letter agreement, dated as of the Second Amendment Effective Date, between the ACG Finance and the Administrative Agent.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Second Amendment have the meanings provided in the Amended Credit Agreement.
ARTICLE II
Limited Waiver and Reaffirmation
     Section 2.1. Limited Waiver. (a) The ACG Parties acknowledge that the Existing Defaults result from the ACG Parties’ failure to be able to comply with (i) the financial covenant contained in Section 5.3 of the Existing Servicing Agreement for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, and (ii) the requirement in Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement that ACG’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007. Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Lenders hereby waive the Existing Defaults through and including March 13, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 4.03(b) thereof), the Existing Servicing Agreement and the other Loan Documents. This limited waiver shall not modify or affect (i) ACG’s obligation to comply with the terms of Section 5.3 of the Existing Servicing Agreement as measured for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, (ii) ACG’s obligation to comply with the terms of

Section 5.3 of the Existing Servicing Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007 and December 31, 2007, (iii) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for the fiscal year ending nearest March 31, 2007, (iv) the ACG Parties’ obligation to comply with the terms of Section 5.01(a) of the Existing Credit Agreement, Section 3.2(a) of the Existing Servicing Agreement and Section 5.1(j)(i) of the Existing Contribution Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the ACG Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement or the other Loan Documents.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Administrative Agent or any Lender may have under the Amended Credit Agreement, any other Loan Document, or under applicable law; it being understood that the Administrative Agent and the Lenders may not exercise their rights and remedies with respect to the Existing Defaults during the Waiver Period as long as no other Servicer Default, Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Administrative Agent to waive any other Servicer Default, Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Administrative Agent and the Lenders shall have no obligation to extend the limited waiver or otherwise amend, modify or waive any provision of the Amended Credit Agreement, the Existing Servicing Agreement, the Existing Contribution Agreement or the other Loan Documents at the end of the Waiver Period. The provisions and agreements set forth in this Second Amendment shall not establish a custom or course of dealing or conduct between the Administrative Agent, any Lender, ACG Finance, ACG or any other ACG Party.
     (c) The ACG Parties acknowledge and agree that unless the Agent and Required Lenders further amend the Amended Credit Agreement, the Existing Servicing Agreement and the Existing Contribution Agreement or otherwise agree in writing to continue this waiver beyond March 13, 2008, an Event of Default and a Servicer Default will occur under the Amended Credit Agreement and the Existing Servicing Agreement as of March 14, 2008, for which no grace period or cure period shall apply, and the Administrative Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the other Loan Documents and applicable law. The ACG Parties further acknowledge and agree that, to the extent any Servicer Defaults, Defaults or Events of Default (other than the Existing Defaults) now exist or hereafter arise during the Waiver Period, the Administrative Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the other Loan Documents, and applicable law.
     (d) The ACG Parties acknowledge and agree that the making of any Credit Extension pursuant to the Amended Credit Agreement following the occurrence of the Existing Defaults does not now, and will not in the future, constitute (i) an agreement or obligation, whether implied or express, on the part of the Lenders to make any Credit Extension in the future, after the expiration of the Waiver Period, to the extent that the Existing Defaults exist upon the expiration of the Waiver Period, or (ii) a waiver by the Agent or the Lenders of any of their respective rights or remedies at any time, now or in the future, with respect to the Existing Defaults or to any other Default or Event of Default.

     Section 2.2. Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies the Amended Credit Agreement and the other Loan Documents and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and the other Loan Documents and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Loans, in accordance with the terms of the Amended Credit Agreement. Without limiting the generality of the preceding sentence, each of the ACG Parties agrees that all references in the Loan Documents to the term “Obligations” shall be deemed to include all of the obligations of the ACG Parties to the Lenders, the Administrative Agent and the Collateral Agent, whenever arising, under the Amended Credit Agreement or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any ACG Party or any Affiliate thereof or any proceedings under the Bankruptcy Code naming such Person as the debtor in such proceeding). Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that each is validly and justly indebted to the Agent and the Lenders in accordance with the Loan Documents and that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, credits or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
ARTICLE III
Amendments to Loan Documents
Part 1: Amendment to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Credit Agreement shall continue in full force and effect as the Amended Credit Agreement.
     Section 3.1. Addition of New Definitions in Section 1.01. Section 1.01 of the Existing Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:
     “Second Amendment” means that certain Second Amendment and Temporary Waiver Agreement, dated as of February 12, 2008, among ACG, ACG Finance, the Lenders, the Administrative Agent and the Collateral Agent.
     “Second Amendment Effective Date” means the date upon which each of the conditions precedent to the effectiveness of the Second Amendment, as set forth in Article V of the Second Amendment, have been satisfied according to the terms thereof.

     Section 3.2. Amendment of Definition of “Applicable Margin.” The definition of “Applicable Margin” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Applicable Margin” means, for Prime Rate Loans, 5.25% and for LIBO Loans, 6.25%, provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default interest shall accrue at the rate set forth in Section 2.11.
     Section 3.3. Amendment of Definition of “Prime Rate”. The definition of “Prime Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Prime Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) 6.00% or (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” for loans in Dollars. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Section 3.4. Amendment of Definition of “Interest Payment Date.” The definition of “Interest Payment Date” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Interest Payment Date” means (a) as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Prime Rate Loan, the second Business Day of each calendar month (for interest accruing through the last day of the most recently ended calendar month) and the Maturity Date.
     Section 3.5. Amendment of Section 2.04. Section 2.04 of the Existing Credit Agreement is hereby amended by adding a new subsection (d) which reads in its entirety as follows:
     (d) Notwithstanding any contrary term or provision of this Agreement, from and after the Second Amendment Effective Date, all Loans shall be made as Prime Rate Loans, no existing LIBO Loans shall be continued, and no Prime Rate Loans shall be converted into LIBO Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Loans after the Second Amendment Effective Date, then such request shall be deemed to have been a request for a Prime Rate Loan. Any outstanding LIBO Loans as of the Second Amendment Effective Date shall continue to accrue interest on the outstanding principal amount thereof for the remainder of the applicable Interest Period at the Adjusted LIBO Rate plus the Applicable Margin (without giving effect to this Second Amendment), and on the last day of the Interest Period then in effect with respect to any such LIBO Loans, such Loans shall be automatically converted to Prime Rate Loans.
Part 2: Amendment to Existing Servicing Agreement
     Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Existing Servicing Agreement is hereby amended in accordance with this Article III. Except as so amended, the Existing Servicing Agreement shall continue in full force and effect as the Amended Servicing Agreement.
     Section 3.6. Addition of New Definitions in Section 1.1. Section 1.1 of the Existing Servicing Agreement is amended by adding the following definition in the appropriate alphabetical order:
     “Total Availability” means, as of any date of determination, the sum, as of the close of the prior Business Day, of (i) the Aggregate Revolving Commitments (as defined in the ACG Senior Facility) minus the Total Revolving Outstandings (as defined in the ACG Senior Facility), (ii) the amount of ACG Finance’s Availability, and (iii) the amount of additional Availability that would be created under the Credit Agreement (as amended from time to time), as of any date of determination, if the Seller were to transfer all additional qualifying receivables to ACG Finance pursuant to the terms and conditions of the Contribution Agreement (as amended from time to time).
     Section 3.7. Amendment of Section 3.3 of the Servicing Agreement. Section 3.3 of the Servicing Agreement is hereby amended by deleting the word “and” at the end of section 3.3(e), replacing the period at the end of subsection 3.3(f) with a semi-colon and the word “and”, and adding a new subsection (g) which reads as follows:
     (g) for each Business Day beginning as of February 15, 2008, deliver to the Administrative Agent, a certificate, in form, detail and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Servicer, calculating the Total Availability for the immediately preceding Business Day.
     Section 3.8. Amendment of Section 5.4. Section 5.4 of the Existing Servicing Agreement is hereby amended in its entirety to read to follows:
     5.4      Minimum Total Availability.
Permit the Total Availability at any time from and after February 15, 2008 to be less than the corresponding amounts indicated for each of the following periods:

Period	Minimum Total Availability
From February 15, 2008 through February 20, 2008	$2,500,000
From February 21, 2008 through February 24, 2008	$3,500,000
From February 25, 2008 through March 5, 2008	$1,500,000
From and after March 6, 2008	$4,000,000

ARTICLE IV
Representations and Warranties
     The ACG Parties represent and warrant to the Administrative Agent, the Collateral Agent, the Lenders and each other that, on and as of the Second Amendment Effective Date, and after giving effect to this Second Amendment:
     Section 4.1 Authority. Each of the ACG Parties has all the necessary corporate or limited liability company power to make, execute, deliver, and perform this Second Amendment, has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Second Amendment and has duly executed and delivered this Second Amendment. This Second Amendment and the Loan Documents constitute the legal, valid and binding obligations of each of the ACG Parties that is a party thereto, enforceable against each of them in accordance with their terms except as such enforceability may be subject to (a) the Bankruptcy Code and (b) general principles of equity.
     Section 4.2 No Legal Obstacle to Agreement. Neither the execution of this Second Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement or any other Loan Document has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which an ACG Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to an ACG Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of an ACG Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by an ACG Party of this Second Amendment, the Amended Credit Agreement or the transactions contemplated hereby or thereby, or the making by the Borrower of any borrowings under the Amended Credit Agreement.
     Section 4.3 Incorporation of Certain Representations. The representations and warranties set forth in Article IV of the Existing Servicing Agreement and in Article III of the Amended Credit Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4 Default. No Servicer Default, Default or Event of Default has occurred and is continuing under the Amended Credit Agreement or the Existing Servicing Agreement (other than the Existing Defaults).
ARTICLE V
Conditions to Effectiveness

     This Second Amendment shall be and become effective as of the Second Amendment Effective Date provided that each of the conditions set forth in this Article V shall have been satisfied in the determination of the Administrative Agent and the Lenders (or satisfaction thereof has been waived by the Administrative Agent and the Lenders) on or before February 13, 2008.
     Section 5.1 Counterparts of Second Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Second Amendment, which collectively shall have been duly executed on behalf of each of ACG Finance, ACG, the Lenders and the Administrative Agent.
     Section 5.2 Corporate Action. The ACG Parties shall have delivered to the Administrative Agent certified copies of all necessary corporate action taken by each ACG Party approving this Second Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each ACG Party authorizing the Second Amendments to the Existing Credit Agreement and the Existing Servicing Agreement herein provided for and the execution, delivery and performance of this Second Amendment). The Administrative Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each ACG Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Second Amendment and any instrument or agreement required hereunder on behalf of each ACG Party, as applicable.
     Section 5.3 Amendment Fee. ACG Finance shall have paid to the Administrative Agent an amendment fee, for the account of each Lender, based upon each Lender’s Commitment, in such amount as set forth in the Second Amendment Fee Letter.
     Section 5.4 Out-of-Pocket Costs. ACG Finance shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Administrative Agent (including the reasonable fees and expenses of the Administrative Agent’s legal counsel), and all other fees and amounts payable to the Administrative Agent in connection with this Second Amendment.
     Section 5.5 Legal Opinion. The Administrative Agent shall have received a favorable legal opinion, addressed to the Administrative Agent, from ACG Finance’s and ACG’s legal counsel, reasonably acceptable to the Administrative Agent in form and substance, opining, among other matters, that (i) the ACG Parties’ entry into and performance of this Second Amendment and the Amended Credit Agreement does not contravene the obligations, covenants, or restrictions applicable to the ACG Parties under the Second Lien Indenture or any other material agreement of the ACG Parties, and (ii) the ACG Parties’ execution and delivery of this Second Amendment has been duly authorized by all necessary corporate action.
     Section 5.6 Effectiveness of Sixth Amendment. Each of the conditions set forth in Part 5 of that certain Sixth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of even date herewith, among ACG, ACG Holdings, Inc., Bank of America, N.A. as Administrative Agent (“Administrative Agent”), and the lenders named therein (the “ACG Lenders”) shall have been satisfied in the determination of the Administrative Agent and the ACG Lenders (or satisfaction thereof has been waived by the Administrative Agent and the ACG Lenders) in accordance with the terms thereof.

ARTICLE VI
Miscellaneous
     Section 6.1 Instrument Pursuant to Existing Credit Agreement. This Second Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.2 Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement, the Existing Servicing Agreement and the other Loan Documents shall remain in full force and effect without amendment or modification, express or implied. The entering into this Second Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents. For the avoidance of doubt, the changes in the definition of “Applicable Margin” and “Prime Rate” effected by the Second Amendment shall not apply retroactively to any period prior to the Second Amendment Effective Date.
     Section 6.3 References in Other Loan Documents. At such time as this Second Amendment shall become effective pursuant to the terms of Article V hereof, all references in the Loan Documents to the “Servicing Agreement” shall be deemed to refer to the Amended Servicing Agreement, and all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Amended Credit Agreement.
     Section 6.4 Counterparts. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.5 Integration; Jointly Drafted Document. This Second Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Second Amendment supersedes all prior drafts and communications with respect thereto. This Second Amendment may not be amended except in writing. This Second Amendment has been jointly drafted by the respective parties hereto, and no legal doctrine providing for construction or interpretation against the drafter shall have any applicability to this Second Amendment.
     Section 6.6 Further Assurances. ACG Finance and ACG agree to take such further actions as the Administrative Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.7 Governing Law. THIS SECOND AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF

THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.8 Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.9 Costs, Expenses. ACG agrees to pay on demand any and all reasonable costs and expenses of the Administrative Agent and the Collateral Agent and all other fees and other amounts payable to the Administrative Agent and the Collateral Agent, in each case incurred in connection with the preparation, execution, delivery and administration of this Second Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 9.03 of the Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Executive Vice President/CFO

AMERICAN COLOR GRAPHICS FINANCE, LLC
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	President

[signatures continued]

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:	/s/ Peter Sherman
	Name:	Peter Sherman
	Title:	Managing Director

[signatures continued]